Exhibit 23.1

The Board of Directors

Innospec Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-131687, 333-124139, 333-174050 and 333-174439) on Form S-8 of Innospec Inc. of our report dated February 15, 2017, with respect to the consolidated balance sheets of Innospec Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, accumulated other comprehensive loss, cash flows, and equity for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of Innospec Inc.

Our report dated February 15, 2017, on the consolidated financial statements and the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that our audit of internal control over financial reporting of Innospec Inc. excluded an evaluation of the internal control over financial reporting of Huntsman.

(signed) KPMG Audit PLC

Manchester, United Kingdom

February 15, 2017